Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2010, relating to the 2009 and 2008 financial statements (before the effects of the retrospective adjustments to the financial statements for the discontinued operations and reverse stock split) of Evergreen Energy Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s ability to continue as a going concern),appearing in the Annual Report on Form 10-K of Evergreen Energy Inc. for the year ended December 31, 2010.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
March 14, 2011